Exhibit 99.1

Lpath Reports Interim Data From Phase 2a Study for

Anti-Cancer Drug, ASONEP

Based on encouraging progression-free survival data, Lpath extends the study to a second cohort and considers additional proof-of-concept studies

San Diego, July 24, 2014: Lpath, Inc. (NASDAQ: LPTN), the industry leader in bioactive lipid-targeted therapeutics, reported interim results in a Phase 2a single-arm, open-label trial where ASONEP™ is being investigated as a treatment for metastatic renal cell carcinoma (RCC) in patients that have failed at least one therapy involving a VEGF inhibitor (e.g., Sutent®/ sunitinib maleate) and no more than one mTOR inhibitor (e.g., Afinitor®/everolimus), with a maximum of three failed treatments in all. This patient population is considered “last line,” and the literature suggests cancer progression in this population within a one-to-two month time frame.

Lpath has enrolled 26 patients in the study. ASONEP has a favorable safety profile thus far, with no serious adverse events (SAEs) deemed to be drug-related.

The first 17 patients were initiated at a dose of 15 mg/kg. Of these “lower-dose” patients:  7 had progressive disease at or before the end of four months; 8 were progression-free at the four-month mark (with 1 of these patients deemed a partial responder per Response Evaluation Criteria in Solid Tumors (RECIST) criteria and with 3 of these patients experiencing reduced tumor volume, but not enough to be categorized as a RECIST-based partial responder); and 2 exited the study due to SAEs unrelated to the drug prior to the four-month mark (and are not considered evaluable). Notably, of the 8 patients that were stable or better as of month four, 2 are now in their fifteenth month on the study, 1 is in month thirteen, and 1 is in month ten. An additional patient was stable through month seven, but then missed six treatments during a vacation, and shortly thereafter progressed.

The next 9 patients were initiated at a dose of 24 mg/kg. Of these higher-dose patients: 4 had progressive disease at or before the end of four months; 2 were progression-free at the four-month mark (with 1 of these 2 deemed a partial responder per RECIST criteria); and the remaining 3 have not yet reached their four-month mark.

“A bimodal distribution of patients has emerged, whereby half the patients experience disease progression early, consistent with their “last line” prognosis, while the other half experience stable disease, with a number of them still progression-free beyond one year,” said Dario Paggiarino, M.D., chief development officer of Lpath. “Based on the safety profile and the promising results, we have moved beyond the first cohort of 22 evaluable patients into a second cohort, allowing us to enroll up to a total of 54 evaluable patients.”

“I have been impressed with the preliminary signs of activity that I am observing with ASONEP,” commented Sumanta Pal, M.D., from the City of Hope in Los Angeles, one of the lead investigators in the study. He continued, “The bimodal distribution is promising and supports an extension of the study. Furthermore, ASONEP appears to be well tolerated by the patients, which is not often the case with experimental cancer drugs.”

Extending the study to a second cohort will enable Lpath to confirm the preliminary results seen to date, as well as provide additional data as Lpath explores whether a biomarker could be predictive of activity. In the interim, Lpath will consider studying ASONEP (i) in RCC patients as a first-line or second-line treatment in combination with other drugs and (ii) in patients with other tumor types, either in combination or as a single agent.

This clinical trial of ASONEP has been partially funded by a $3.0 million grant from the National Cancer Institute (NCI) under its Small Business Innovation Research (SBIR) Program.

About Lpath

San Diego-based Lpath, Inc. (NASDAQ: LPTN), an antibody-platform company, is the category leader in lipid-targeted therapeutics. The company’s ImmuneY2™ drug-discovery engine has the unique ability to generate therapeutic antibodies that bind to and inhibit bioactive lipids that contribute to disease. The company has developed four drug candidates, two of which—iSONEP for wet AMD and ASONEP for cancer—are currently being investigated in Phase 2 trials. Lpath is also moving towards the clinic with Lpathomab™ for neuropathic pain and neurotrauma and is in the research phase with Altepan™, which is being studied in models of respiratory disease. For more information, visit www.Lpath.com.

About Forward-Looking Statements

The Company cautions you that the statements included in this press release that are not a description of historical facts are forward-looking statements. These include statements regarding: the potential benefits and therapeutic uses of ASONEP and its other drug candidates; the Company’s ability to successfully complete additional preclinical studies, development activities and clinical trials for its drug candidates, including ASONEP; and the Company’s ability to complete additional discovery and development activities utilizing its proprietary ImmuneY2 drug-discovery process. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business, including, without limitation: the final results of the Company’s preclinical studies and clinical trials may be different from interim data results and may not support further clinical development and/or the commercialization of ASONEP or of its other drug candidates; the Company may not successfully complete its existing and any additional clinical trials for its drug candidates on a timely basis, or at all; the Company may fail to obtain required governmental approvals for any of its drug candidates; the Company may not be successful in maintaining its commercial relationship with Pfizer Inc. or any third party that acquires Pfizer’s exclusive option to iSONEP; and the Company may not be able to secure the funds necessary to support its preclinical-development and clinical-development plans. More detailed information about the risk factors and uncertainties that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Such documents may be read free of charge on the SEC’s website at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which are effective only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

CONTACT:

Scott R. Pancoast

President and CEO

Lpath, Inc.

858-926-3200

spancoast@lpath.com

INVESTOR CONTACTS:

Canale Communications

Rachel Hutman

619-849-5384

rachel@canalecomm.com